                                                                   EXHIBIT 1(b)


                                  $400,000,000

                           INTERNATIONAL PAPER COMPANY

                                MEDIUM-TERM NOTES

                          AMENDMENT TO AGENCY AGREEMENT


                              April 29, 1994



CS First Boston Corporation
Park Avenue Plaza
New York, New York 10055

Kidder, Peabody & Co. Incorporated
10 Hanover Square
New York, New York 10005

Dear Sirs:

1. INTRODUCTION. Reference is made to that certain Agency Agreement dated July 20, 1992 among International Paper Company, a New York corporation (the "Issuer"), The First Boston Corporation (predecessor to CS First Boston Corpora-
tion) and Kidder, Peabody & Co. Incorporated, as agents (the "Agents") for the purpose of soliciting, from time to time, offers to purchase the Issuer's medi-um-term notes, subject to the terms and conditions set forth therein.

          The Issuer and the Agents desire to amend certain provisions of the Agency Agreement in order to effect the intent and understanding of the parties with respect to the matters set forth in Section 2 below.

2.   AMENDMENTS.

          (a) Subclause (C) of Section 5(f)(iv) is hereby amended to delete the term "$25 million" and substitute in its place the term "$50 million."

          (b) Exhibit A to the Agency Agreement is hereby amended and restated to read in its entirety as set forth in Exhibit A to this Amendment.

          (c) Exhibit B to the Agency Agreement is hereby amended and restated to read in its entirety as set forth in Exhibit B to this Amendment.

3. DEFINED TERMS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agency Agreement.

4.   FULL FORCE AND EFFECT.   Except as set forth herein, the Agency Agreement
shall remain in full force and effect.

5. GOVERNING LAW; COUNTERPARTS. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts and the executed counterparts shall together constitute a single instrument.

          If the foregoing correctly sets forth our agreement, please indicate your acceptance hereof in the space provided for that purpose below.

                              Very truly yours,


                              INTERNATIONAL PAPER COMPANY



                              By: /s/ E. WILLIAM BOEHMLER
                                 -------------------------
                                 Name: E. William Boehmler
                                 Title: Vice President and Treasurer

CONFIRMED AND ACCEPTED, as of the
date first above written.

CS FIRST BOSTON CORPORATION


By: /s/ RICHARD W. KURZ
    -------------------------
    Name: Richard W. Kurz
    Title: Director

KIDDER, PEABODY & CO. INCORPORATED


By: /s/ CHRIS VASILIU
    -------------------------
   Name: Chris Vasiliu
   Title: Managing Director

                                                                       EXHIBIT A


          The Issuer agrees to pay either Agent a commission equal to the following percentage of the principal amount of Securities sold to purchasers solicited by such Agent:

                                                               Commission Rate
                                                             (as a percentage of
          Term                                                principal amount)
          ----                                               -------------------
9 months to less than 12 months                                    .125%

12 months to less than 18 months                                   .150

18 months to less than 24 months                                   .200

24 months to less than 30 months                                   .250

30 months to less than 3 years                                     .300

3 years to less than 4 years                                       .350

4 years to less than 5 years                                       .450

5 years to less than 7 years                                       .500

7 years to less than 10 years                                      .550

10 years to less than 20 years                                     .600

20 years to 30 years                                               .750

More than 30 years                                                     *

- - ---------------------

* To be determined by the relevant Agent and the Issuer at the time of sale of the Security or Securities

                                                                       EXHIBIT B


                            ADMINISTRATIVE PROCEDURES

          The Medium-Term Notes due nine months or more from their issue date (the "Notes"), are to be offered on a continuing basis by International Paper Company (the "Issuer"). CS First Boston Corporation and Kidder, Peabody & Co. Incorporated, as agents individually, an "Agent" and collectively, the "Agents"), have each agreed to use reasonable efforts to solicit offers to purchase the Notes. Neither Agent will be obligated to purchase Notes for its own account. Nor will any Notes be purchased for an Agent's account without the expressed approval of the Issuer. The Notes are being sold pursuant to an Agency Agreement, dated July 20, 1992, as amended by an Amendment dated April 29, 1994 (the "Agency Agreement"), among the Issuer and the Agents, and will be issued pursuant to an Indenture, dated as of May 22, 1992 as amended by the First Supplemental Indenture, dated as of June 26, 1992 (the "Indenture"), be-tween the Issuer and The Bank of New York, as trustee (the "Trustee"). The Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Issuer and will have been registered under the Securities Act of 1933 (the "Act"). For a description of the terms of the Notes and the offering and sale thereof, see the sections entitled "Description of Notes", "Special Provisions Relating to Foreign Currency Notes", "Foreign Currency Risks", "United States Taxation", "Plan of Distribution of Notes" and "Glossary" in the Prospectus Supplement relating to the Notes, dated May __, 1994, attached hereto and hereinafter referred to as the "Prospectus Supplement", and the sections entitled "Description of Debt Securities", "Limitations on Issuance of Bearer Securities", and "Plan of Distribution" in the Prospectus relating to the Notes, dated April 13, 1994, attached hereto and hereinafter referred to as the "Prospectus". Defined terms used herein but not defined herein shall have the meanings assigned to them in the Agency Agreement, the Prospectus or the Prospectus Supplement.

          The Notes will be represented either by Global Notes delivered to The Depository Trust Company ("DTC") or its nominee and recorded in the book-entry system maintained by DTC or such nominee ("Book-Entry Notes") or by certificates delivered to the Holders thereof or Persons designated by such Holders ("Cer-tificated Notes"). Notes for which interest is calculated on the basis of a Fixed interest rate are referred to herein as "Fixed Rate Notes". Notes for which interest is calculated at a rate or rates determined by reference to an interest rate formula are referred to herein as "Floating Rate Notes".

          Notes which are issued at a price lower than the principal amount thereof and which provide that upon redemption or acceleration of the Maturity thereof an amount less than the principal thereof shall become due and payable are referred to herein as "Original Issue Discount Notes". For special provi-sions relating to Original Issue Discount Notes and other Notes issued at a discount for tax purposes, see the section entitled "United States Taxation -- Original Issue Discount" in the Prospectus Supplement.

          Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on the Notes will be made in U.S. dollars in the manner indicated in the Prospectus and the Prospectus Supplement. Notes denominated in one or more currencies or currency units other than U.S. dollars are referred to herein as "Foreign Currency Notes". For special provisions relating to Foreign Currency Notes, see the sections entitled "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks" in the Prospectus Supple-ment. Specific information concerning the foreign currency or currency unit in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, shall be contained in a Pricing Supplement to the Prospectus Supplement reflect-ing the terms of such Notes.

          Notes which provide that amounts payable by the Issuer in respect of principal of or any premium or interest on the Notes shall be determined by reference to the value, rate or price of one or more specified indices, are referred to herein as "Indexed Notes". Specific information pertaining to the method for determining the principal amounts payable, a historical comparison of the value, rate or price of the specified index, indices and the face amount of the indexed Note and certain additional tax considerations will be described in the applicable Pricing Supplement.

          Administrative procedures and specific terms of the offering are explained below. Part I indicates procedures applicable to all Notes; Part II indicates specific procedures for Certificated Notes; and Part III indicates specific procedures for Book-Entry Notes. Administrative and record-keeping responsibilities will be handled for the Issuer by its Treasury Department. The Issuer will advise the Agents in writing of those persons handling administra-tive responsibilities with whom the Agents are to communicate regarding offers to purchase Notes and the details of their delivery.


PART I:   PROCEDURES APPLICABLE TO ALL NOTES

ISSUE DATE

          Each Note will be dated the date of its authentication. Each Note will also bear an original issue date (the "Issue Date") which, with respect to any such Note (or portion thereof), shall mean the date of its original issuance and shall be specified therein. The Issue Date will remain the same for all Notes subsequently issued upon transfer, exchange or substitution of a Note, re-gardless of their dates of authentication.

PRICE TO PUBLIC

          Except as otherwise specified in a Pricing Supplement, each Note will be issued at 100% of principal amount.

MATURITIES

          Each Note will mature on a date, selected by the purchaser and agreed to by the Issuer, which will be at least nine months after its Issue Date.

INTEREST PAYMENTS

          Interest on each interest-bearing Note will be calculated and paid in the manner described in such Note and in the Prospectus Supplement and the applicable Pricing Supplement. Unless otherwise set forth therein, interest on Fixed Rate Notes (including interest for partial periods) will be calculated on the basis of a 360-day year of twelve 30-day months and will not accrue on the 31st day of any month. Interest on Floating Rate Notes, except as otherwise set forth therein, will be calculated on the basis of actual days elapsed and a year of 360 days, except that in the case of a Floating Rate Note for which the Base Rate is the Treasury Rate, interest will be calculated on the basis of the actual number of days in the year.

          On the fifth Business Day immediately preceding each Interest Payment Date, the Trustee will furnish the Issuer with the total amount of interest payments (whether in U.S. dollars or other currencies or currency units) to be made on such Interest Payment Date. The Trustee will provide monthly, to the Issuer's Treasury Department, a list of the principal and any premium and inter-est to be paid on Notes maturing in the next succeeding month. The Trustee will assume responsibility for withholding taxes on interest paid as required by law.

REDEMPTION/REPAYMENT

          If indicated in the applicable Pricing Supplement, the Notes of a particular tenor will be subject to redemption in whole or in part (subject to applicable minimum denominations), at the option of the Issuer on and after an initial redemption date as set forth in the applicable Pricing Supplement and in the applicable Note. The redemption price will be set forth in the applicable Pricing Supplement and in the applicable Note.

          If indicated in the applicable Pricing Supplement, the Notes of a particular tenor will be subject to repayment at the option of the Holders thereof in accordance with the terms of the Notes on a repayment date as set forth in the applicable Pricing Supplement and in the applicable Note. The repayment date or dates and repayment price will be set forth in the applicable Pricing Supplement and in the applicable Note.

PROCEDURES FOR ESTABLISHING THE TERMS OF THE NOTES

          The Issuer and the Agents will discuss from time to time the rates to be borne by the Notes that may be sold as a result of the solicitation of offers by the Agents. Once any Agent has recorded any indication of interest in Notes upon certain terms, and communicated with the Issuer, if the Issuer plans to accept an offer to purchase Notes upon such terms, it will prepare a Pricing Supplement to the Prospectus, as then amended or supplemented, reflecting the terms of such Notes and, after approval from the Agents, will arrange to have 10 copies of the Pricing Supplement filed with, or transmitted by a means reason-ably calculated to result in filing with, the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the "Act") no later than the fifth business day following the earlier of the date of determination of the settlement information described below or the date such Pricing Supplement is first used. The Issuer will supply at least 10 copies of the Prospectus, as then amended or supplemented, and bearing such Pricing Supplement, to the Agent who presented the offer (the "Presenting Agent"). No settlements with respect to Notes upon such terms may occur prior to such transmitting or filing and the Agents will not, prior to such transmitting or filing, mail confirmations to customers who have offered to purchase Notes upon such terms. After such transmitting or filing, sales, mailing of confirmations and settlements may occur with respect to Notes upon such terms, subject to the provisions of "Delivery of Prospectus" below.

          If the Issuer decides to post rates and a decision has been reached to change interest rates, the Issuer will promptly notify each Agent. Each Agent will forthwith suspend solicitation of purchases. At that time, the Agents will recommend and the Issuer will establish rates to be so "posted". Following establishment of posted rates and prior to the transmitting or filing described in the preceding paragraph, the Agents may only record indications of interest in purchasing Notes at the posted rates. Once any Agent has recorded any indication of interest in Notes at the posted rates and communicated with the Issuer, if the Issuer plans to accept an offer at the posted rate, it will prepare a Pricing Supplement reflecting such posted rates and, after approval from the Agents, will arrange to have 10 copies of the Pricing Supplement, filed with, or transmitted by means reasonably calculated to result in filing with, the Commission and, to the extent not previously supplied to the Presenting Agent will supply at least 10 copies of the Prospectus, as then amended or supplemented, and bearing such Pricing Supplement, to the Presenting Agent. No settlements at the posted rates may occur prior to such transmitting or filing and the Agents will not, prior to such transmitting or filing, mail confirmations to customers who have offered to purchase Notes at the posted rates. After such transmitting or filing, sales, mailing of confirmations and settlements may resume, subject to the provisions of "Delivery of Prospectus" below.

          Outdated Pricing Supplements, and copies of the Prospectus to which they are attached (other than those retained for files), will be destroyed.

SUSPENSION OF SOLICITATION:  AMENDMENT OR SUPPLEMENT

          As provided in the Agency Agreement, the Issuer may instruct the Agents to suspend solicitation of offers to purchase at any time, and upon receipt of at least one Business Day's prior notice from the Issuer, the Agents will each forthwith suspend solicitation until such time as the Issuer has advised them that solicitation of offers to purchase may be resumed.

          If the Agents receive the notice from the Issuer contemplated by
Section 3(b) or 4(b) of the Agency Agreement, they will promptly suspend solicitation and will only resume solicitation as provided in the Agency Agree-ment. If the Issuer is required, pursuant to Section 4(b) of the Agency Agreement, to prepare an amendment or supplement, it will promptly furnish each Agent with the proposed amendment or supplement; if the Issuer decides to amend or supplement the Registration Statement or the Prospectus relating to the Notes, it will promptly advise each Agent and will furnish each Agent with the proposed amendment or supplement in accordance with the terms of the Agency Agreement. The Issuer will file such amendment or supplement with the Commis-sion, provide the Agents with copies of any such amendment or supplement, confirm to the Agents that such amendment or supplement has been filed with the Commission and advise the Agents that solicitation may be resumed.

          Any such suspension shall not affect the Issuer's obligations under the Agency Agreement; and in the event that at the time the Issuer suspends solicitation of offers to purchase there shall be any offers already accepted by the Issuer outstanding for settlement, the Issuer will have the sole responsi-bility for fulfilling such obligations. The Issuer will in addition promptly advise the Agent and the Trustee if such offers are not to be settled and if copies of the Prospectus as in effect at the time of the suspension may not be delivered in connection with the settlement of such offers.

ACCEPTANCE OF OFFERS

          Each Agent will promptly advise the Issuer, at its option, orally or in writing, of each reasonable offer to purchase Notes received by it, other than those rejected by such Agent. Each Agent, may, in its discretion rea-sonably exercised, without notice to the Issuer, reject any offer received by it, in whole or in part. The Issuer will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. If the Issuer accepts or rejects an offer, in whole or in part, the Issuer will promptly so notify the Presenting Agent.

CONFIRMATION

          For each accepted offer, the Presenting Agent will issue a confirma-tion to the purchaser, with a separate confirmation to the Issuer's Treasury Department, setting forth the Purchase Information (as defined under II below with respect to Certificated Notes and III below with respect to Book-Entry Notes) and delivery and payment instructions; PROVIDED, HOWEVER, that, in the case of the confirmation issued to the purchaser, no confirmation shall be delivered to the purchaser prior to the delivery of the Prospectus referred to below.

DETERMINATION OF SETTLEMENT DATE

          The receipt of immediately available funds by the Issuer in payment for a Note and (i) in the case of Certificated Notes, the authentication and issuance of such Note and (ii) in the case of Book-Entry Notes, entry by the Presenting Agent of an SDFS deliver order through DTC's Participant Terminal System to credit such Note to the account of a Participant purchasing, or acting for the purchase of, such Note, shall, with respect to such Note, constitute "settle-ment". All offers accepted by the Issuer will be settled on the fifth Business Day next succeeding the date of acceptance unless otherwise agreed by the purchaser and the Issuer. The settlement date shall be specified upon receipt of an offer to purchase. Prior to 11:00 a.m., New York City time, on the settle-ment date, the Issuer will instruct the Trustee to authenticate and deliver the Notes no later than 2:15 p.m., New York City time, on that date.

DELIVERY OF PROSPECTUS

          A copy of the Prospectus as most recently amended or supplemented on the date of delivery thereof (except as provided below) must be delivered to a purchaser prior to or together with the earlier of the delivery of (i) the written confirmation provided for above, and (ii) any Note purchased by such purchaser. (For this purpose, entry of an SDFS deliver order through DTC's Participant Terminal System to credit a Note to the account of a Participant purchasing, or acting for the purchaser of, a Note shall be deemed to constitute delivery of such Note.) Subject to the foregoing, it is anticipated that delivery of the Prospectus, confirmation and Notes to the purchaser will be made simultaneously at settlement. The Issuer shall ensure that the Presenting Agent receives copies of the Prospectus and each amendment or supplement thereto (including appropriate Pricing Supplements) in such quantities and within such time limits as will enable the Presenting Agent to deliver such information or Note to a purchaser as contemplated by these procedures and in compliance with the first sentence of this paragraph. If, since the date of acceptance of a purchaser's offer, the Prospectus shall have been supplemented solely to reflect any sale of Notes on terms different from those agreed to between the Issuer and such purchaser or a change in posted rates not applicable to such purchaser, such purchaser shall not receive the Prospectus as supplemented by such new supplement, but shall receive the Prospectus as supplemented to reflect the terms of the Notes being purchased by such purchaser and otherwise as most recently amended or supplemented on the date of delivery of the Prospectus.

AUTHENTICITY OF SIGNATURES

          The Issuer will cause the Trustee to furnish the Agents from time to time with the specimen signatures of each of the Trustee's officers, employees or agents who have been authorized by the Trustee to authenticate Notes, but no Agent will have any obligation, or liability to the Issuer or the Trustee in respect of the authenticity of the signature of any officer, employee or agent of the Issuer or the Trustee on any Note or the Global Note (as defined in Part
III).

ADVERTISING EXPENSES

          The Issuer will determine with the Agents the amount of advertising that may be appropriate in offering the Notes. Advertising expenses will be paid by the Issuer.

BUSINESS DAY

          "Business Day" means any day which is not a Saturday or Sunday and is not a day on which banking institutions are generally authorized or obligated by law or executive order to close in The City of New York and, with respect to LIBOR notes, a London Banking Day. "London Market Day" means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

TRUSTEE NOT TO RISK FUNDS

          Nothing herein shall be deemed to require the Trustee to risk or expend its own funds in connection with any payment made to the Issuer, the Agents, DTC or any Noteholder, it being understood by all parties that payments made by the Trustee to the Issuer, the Agents, DTC or any Holder of a Note shall be made only to the extent that funds are provided to the Trustee for such purpose.

PART II:  ADMINISTRATIVE PROCEDURES FOR CERTIFICATED NOTES

FORM AND DENOMINATIONS

          The Certificated Notes shall be issued only in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof, or, in the case of Foreign Currency Notes, in such minimum denomination, not less than the equivalent of $100,000, and such greater denomination or denomina-tions in excess thereof, as shall be set forth in the applicable Pricing Supplement.

TRANSFERS AND EXCHANGES

          A Certificated Note may be presented for transfer or exchange at the principal corporate trust office of the Trustee in The City of New York. Certificated Notes will be exchangeable for other Certificated Notes of any authorized denominations and of like tenor and in a like aggregate principal amount, upon surrender of the Certificated Notes to be exchanged at the corpo-rate trust office of the Trustee. Certificated Notes will not be exchangeable for Book-Entry Notes.

PAYMENT AT MATURITY

          Upon presentation of each Certificated Note at Maturity, the Trustee (or a duly authorized Paying Agent) will pay the principal amount thereof, together with premium, if any, and accrued interest due at Maturity. Such payment will be made in immediately available funds, PROVIDED that the Certifi-cated Note is presented in time for the Paying Agent to make payment in such funds in accordance with its normal procedures. The Issuer will provide the Trustee (and any Payment Agent) with funds available for immediate use for such purpose. Certificated Notes presented at Maturity will be canceled by the Trustee as provided in the Indenture. For special provisions relating to Foreign Currency Notes, see the section entitled "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks" in the Prospectus Supplement.

DETAILS FOR SETTLEMENT

          For each offer for Certificated Notes accepted by the Issuer, the Presenting Agent shall communicate to the Issuer's Treasury Department prior to 3:00 p.m., New York City time, on the Business Day preceding the settlement date, by telephone, telex, facsimile transmission or other acceptable means, the following information (the "Purchase Information"):

          6. Exact name in which the Note or Notes are to be registered ("registered owner").

          7. Exact address of registered owner and, if different, the address for delivery, notices and payment of principal and premium, if any, and interest.

          8.   Taxpayer identification number of registered owner.

          9. Principal amount of each Note in authorized denominations to be delivered to registered owner.

          10. In the case of Fixed Rate Notes, the interest rate of each Note; in the case of Floating Rate Notes, the interest rate formula, the Spread or Spread Multiplier (if any), the maximum or minimum interest rate limitation (if any), the Calculation Agent, the Calculation Dates, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Index Maturity, the Interest Determination Dates and the Interest Reset Dates, in each case, to the extent applicable with respect to each Note.

          11.  Stated Maturity of each Note.

          12.  Redemption and/or repayment provisions, if any, of each Note.

          13.  Trade date of each Note.

          14.  Settlement date (Issue Date) of each Note.

          15. Presenting Agent's commission (to be paid in the form of a discount from the proceeds remitted to the Issuer upon settle-
               ment).

          16.  Price.

          17. Currency or currency unit in which each Note is to be denominated and exchange rate applicable to purchase Foreign Currency Notes to be paid for in U.S. dollars.

          18.  Any additional application terms of each Note.

          The issue Date of, and the settlement date for, Certificated Notes will be the same. Before accepting any offer to purchase Certificated Notes to be settled in less than three Business Days, the Issuer shall verify that the Trustee will have adequate time to prepare and authenticate the Notes.

          Immediately after receiving the details for each offer for Certificat-ed Notes from the Presenting Agent, the Issuer will, after recording the details and any necessary calculations, communicate the Purchase Information by tele-phone, telex, facsimile transmission or other acceptable means, to the Trustee. Each such instruction given by the Issuer to the Trustee shall constitute a continuing representation and warranty by the Issuer to the Trustee and the Agents that (i) the issuance and delivery of such Notes have been duly and validly authorized by the Issuer and (ii) such Notes, when completed, authenti-cated and delivered, shall constitute the valid and legally binding obligation of the Issuer. The Trustee will assign to and enter on each Note a transaction number.

          The Issuer will deliver to the Trustee a preprinted four-ply packet for such Certificated Note, which packet will contain the following documents in forms that have been approved by the Issuer, the Agents and the Trustee:

          1.   Certificated Note with customer information.

          2.   Stub One - For the Trustee.

          3.   Stub Two - For the Presenting Agent.

          4.   Stub Three - For the Issuer.

          The Trustee will complete such Certificated Note and will authenticate such Certificated Note and deliver it (with the confirmation) and Stubs One and Two to such Agent, and such Agent will acknowledge receipt of the Note by stamping or otherwise marketing Stub One and returning it to the Trustee. The Trustee will send Stub Three to the Issuer by first-class mail.

SETTLEMENT; NOTE DELIVERIES AND CASH PAYMENT

          The Issuer will deliver to the Trustee at the commencement of the program and from time to time thereafter a supply of duly executed Certificated Notes with pre-printed control numbers adequate to implement the program. Upon the receipt of appropriate documentation and instructions from the Issuer in accordance with the applicable Officers' Certificate and verification thereof, the Trustee will cause the Certificated Notes to be completed and authenticated and hold the Certificated Notes for delivery against payment.

          The Trustee will deliver the Certificated Notes, in accordance with instructions from the Issuer, to the Presenting Agent, as the Issuer's agent, for the benefit of the purchaser only against receipt. The Presenting Agent will acknowledge receipt of the Notes through a broker's receipt. Delivery of the Certificated Notes by the Trustee will be made only against such acknowl-edgement of receipt from the Presenting Agent. Upon the Presenting Agent's determination that such Note has been authenticated, delivered and completed as aforesaid, the Presenting Agent will make, or cause to be made, payment to the Issuer at such account of the Issuer as it may specify in writing, in immediate-ly available funds, of an amount equal to the principal amount of such Notes, less the applicable commission. If the Presenting Agent in any instance advances its own funds, the Issuer shall not use any of the proceeds of such sale to acquire securities.

          The Presenting Agent, as the Issuer's agent, will deliver the Notes (with the written confirmation provided for above) to the purchaser thereof against payment therefor by such purchaser in immediately available funds. Delivery of any confirmation or Note will be made in compliance with "Delivery of Prospectus" in Part I above.

FAILS

          In the event that a purchaser shall fail to accept delivery of and make payment for a Certificated Note on the settlement date, the Presenting Agent will notify the Trustee and the Issuer, by telephone, confirmed in writ-ing. If such Certificated Note has been delivered to the Presenting Agent, as the Issuer's agent, the Presenting Agent shall return such Note to the Trustee. If funds have been advanced for the purchase of such Note, the Trustee will, immediately upon receipt of such Note, debit the account of the Issuer for the amount so advanced and the Trustee shall refund the payment previously made by the Presenting Agent in immediately available funds. Such payments will be made on the settlement date, if possible, and in any event not later than the Business Day following the settlement date. If the fail shall have occurred for any reason other than the failure of the Presenting Agent to provide the Purchase Information to the Issuer or to provide a confirmation to the purchas-er, the Issuer will reimburse the Presenting Agent on an equitable basis for its loss of the use of funds during the period when the funds were credited to the account of the Issuer.

          Immediately upon receipt of the Certificated Note in respect of which the fail occurred, the Trustee will make appropriate entries in its records to reflect the fact that the Note was never issued and the Note will be canceled and disposed of as provided in the Indenture.


PART III:  ADMINISTRATIVE PROCEDURES FOR BOOK-ENTRY NOTES

          In connection with the qualification of the Book-Entry Notes for eligibility in the book-entry system maintained by DTC, the Trustee will perform the custodial, document control and administrative functions described below, in accordance with its obligations under a Letter of Representations (the "Letter") from the Issuer and the Trustee to DTC dated as of July 20, 1992, and a Medium-Term Note Certificate Agreement between the Trustee and DTC dated as of July __, 1992, and its obligations as a participant in DTC, including DTC's Same-Day Funds Settlement System ("SDFS").

FORM, DENOMINATIONS AND REGISTRATION

          All Book-Entry Notes of the same tenor and having the same Issue Date, will be represented initially by a single note (a "Global Note") in fully registered form without coupons. Book-Entry Notes will represent Notes denomi-nated in U.S. dollars. Global Notes will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Each Global Note will be registered in the name of Cede & Co., as nominee for DTC, on the Security Register maintained under the Indenture. The beneficial owner of a Book-Entry Note (or one or more indirect participants in DTC designated by such owner) will designate one or more participants in DTC (with respect to such Note, the "Participants") to act as agent or agents for such owner in connection with the book-entry system maintained by DTC, and DTC will record in book-entry form, in accordance with instructions provided by such Participants, a credit balance with respect to such Note in the account of such Participants. The ownership interest of such beneficial owner in such Note will be recorded through the records of such Participants or through the separate records of such Partici-pants and one or more indirect participants in DTC.

CUSIP NUMBERS

          The Issuer has previously arranged with the CUSIP Service Bureau of Standard & Poor's Corporation (the "CUSIP Service Bureau") for the reservation of a series of CUSIP numbers (including tranche numbers), such series consisting of approximately 900 CUSIP numbers and relating to Global Notes representing Book-Entry Notes. The Issuer has previously obtained from the CUSIP Service Bureau a written list of such reserved CUSIP numbers and has previously deliv-ered it to the Trustee and DTC. The Trustee will assign CUSIP numbers serially to Global

Notes as described below under "Details for Settlement". DTC will notify the CUSIP Service Bureau periodically of the CUSIP numbers that the Trustee has assigned to Global Notes. The Trustee will notify the Issuer at the time when fewer than 100 of the reserved CUSIP numbers remain unassigned to the Global Notes; and the Issuer will reserve an additional 900 CUSIP numbers for assign-ment to Global Notes representing Book-Entry Notes. Upon obtaining such additional CUSIP numbers, the Issuer shall deliver a list of such additional CUSIP numbers to the Trustee and DTC.

TRANSFERS AND EXCHANGES FOR THE PURPOSE OF CONSOLIDATION

          Transfers of a Book-Entry Note will be accomplished by book entries made by DTC and, in turn, by Participants (and, in certain cases, one or more indirect participants in DTC) acting on behalf of beneficial transferors and transferees of such Note.

          The Trustee may upon notice to the Issuer deliver to DTC and the CUSIP Service Bureau at any time a written notice (a copy of which shall be attached to the Global Note resulting from such exchange) specifying (i) the CUSIP numbers of two or more outstanding Global Notes that represent Book-Entry Notes of the same tenor and having the same Issue Date, and for which interest (if any) has been paid to the same date, (ii) a date occurring at least thirty days after such written notice is delivered and at least thirty days before the next Interest Payment Date (if any) for such Notes, on which such Global Notes shall be exchanged for a single replacement Global Note and (iii) a new CUSIP number to be assigned to such replacement Global Note. Upon receipt of such a notice, DTC will send to its Participants (including the Trustee) a written notice to the effect that such exchange will occur on such date. Prior to the specified exchange date, the Trustee will deliver to the CUSIP Service Bureau a written notice setting forth such exchange date and the new CUSIP number and stating that, as of such exchange date, the CUSIP numbers of the Global Notes to be exchanged will no longer be valid. On the specified exchange date, the Trustee will exchange such Global Notes for a single Global Note bearing the new CUSIP number and the CUSIP numbers of the exchanged Global Notes will, in accordance with CUSIP Service

Bureau procedures, be canceled and not immediately reassigned.

NOTICE OF INTEREST PAYMENT DATES AND REGULAR RECORD DATES

          To the extent then known, on the first Business Day of March, June, September, and December of each year, the Trustee will deliver to the Issuer and DTC a written list of Record Dates and Interest Payment Dates that will occur with respect to Floating Rate Book-Entry Notes during the six-month period beginning on such first Business Day.

PAYMENTS OF PRINCIPAL AND INTEREST

               (a) PAYMENTS OF INTEREST ONLY. Promptly after each Regular Record Date, the Trustee will deliver to the Issuer and DTC a written notice specifying by CUSIP number the amount of interest to be paid on each Global Note on the following Interest Payment Date (other than an Interest Payment Date coinciding with Maturity) and the total of such amounts. The Issuer will confirm with the Trustee the amount payable on each Global Note on such Interest Payment Date. DTC will confirm the amount payable on each Global Note on such Interest Payment Date by reference to the daily or weekly bond reports published by Standard & Poor's Corporation. The Issuer will pay to the Trustee the total amount of interest due on such Interest Payment Date (other than at Maturity), and the Trustee will pay such amount to DTC at the times and in the manner set forth below under "Manner of Payment."

               (b) PAYMENT AT STATED MATURITY. On or about the first Business Day of each month, the Trustee will deliver to the Issuer and DTC a written list of principal and interest to be paid on each Global Note maturing in the following month. The Issuer, the Trustee and DTC will confirm the amounts of such principal and interest payments with respect to each such Global Note on or about the fifth Business Day preceding the Stated Maturity of such Global Note. The Issuer will pay to the Trustee, as the paying agent, the principal amount of such Global Note, together with interest due at such Stated Maturity. Upon surrender of a Global Note, the Trustee will pay such amounts to DTC at the times and in the manner set forth below under "Manner of Payment". If any Stated Maturity of a Global Note representing Book-Entry Notes is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day and no interest shall accrue on such payment for the period from and after such Stated Maturity. Promptly after payment to DTC of the principal and any interest due at the Stated Maturity of such Global Note, the Trustee will cancel such Global Note and return such Global Note to the Issuer in accordance with the terms of the Indenture.

               (c) PAYMENT UPON REDEMPTION. The Trustee will comply with the terms of the Letter with regard to redemptions or repayments of the Book-Entry Notes. In the case of Book-Entry Notes stated by their terms to be redeemable prior to Stated Maturity, at least 60 calendar days before the date fixed for redemption (the "Redemption Date"), the Issuer shall notify the Trustee of the Issuer's election to redeem such Book-Entry Notes in whole or in part and the principal amount of such Book-Entry Notes to be so redeemed. At least 30 calendar days but not more than 60 calendar days prior to the Redemption Date, the Trustee shall notify DTC of the Issuer's election to redeem such Book-Entry Notes. The Trustee shall notify the Issuer and DTC of the CUSIP numbers of the particular Book-Entry Notes to be redeemed either in whole or in part. The Issuer, the Trustee and DTC will confirm the amounts of such principal and premium, if any, and interest payable with respect to each such Book-Entry Note on or about the fifth Business Day preceding the Redemption Date of such Book-Entry Note. The Issuer will pay the Trustee, in accordance with the terms of the Indenture, the amount necessary to redeem each such Book-Entry Note or the applicable portion of each such Book-Entry Note. The Trustee will pay such amount to DTC at the times and in the manner set forth herein. Promptly after payment to DTC of the amount due on the Redemption Date for such Book-Entry Note, the Trustee shall cancel any such Book-Entry Note redeemed in whole and shall deliver it to the Issuer with an appropriate debit advice. If a Global
Note is to be redeemed in part, the Trustee will cancel such Global Note and issue a Global Note which shall represent the remaining portion of such Global Note and shall bear the CUSIP number of the canceled Global Note.

               (d) MANNER OF PAYMENT. The total amount of any principal and interest due on Global Notes on any Interest Payment Date or at Maturity shall be paid by the Issuer to the Trustee in immediately available funds on such date. The Issuer will make such payment on such Global Notes by wire transfer to the Trustee. The Issuer will confirm instructions regarding payment in writing to the Trustee. Prior to 10:00 a.m., New York City time, on each date of Maturity of a Book-Entry Note or as soon as possible thereafter, the Trustee will pay by separate wire transfer (using Fedwire message entry instructions in a form previously specified by DTC) to an account at the Federal Reserve Bank of New York previously specified by DTC in funds available for immediate use by DTC, each payment of principal (together with interest thereon) due at Maturity on Book-Entry Notes. On each Interest Payment Date, interest payment shall be made to DTC in same day funds in accordance with existing arrangements between the Trustee and DTC. Thereafter, on each such date, DTC will pay, in accordance with its SDFS operating procedures then in effect, such amounts in funds avail-able for immediate use to the respective Participants in whose names the Book-Entry Notes represented by such Global Notes are recorded in the book-entry system maintained by DTC. NEITHER THE ISSUER NOR THE TRUSTEE SHALL HAVE ANY DIRECT RESPONSIBILITY OR LIABILITY FOR THE PAYMENT BY DTC TO SUCH PARTICIPANTS OF THE PRINCIPAL OF AND PREMIUM, IF ANY, AND INTEREST ON THE BOOK-ENTRY NOTES.

               (e) WITHHOLDING TAXES. The amount of any taxes required under applicable law to be withheld from any interest payment on a Book-Entry Note will be determined and withheld by the Participant, indirect participation in DTC or other person responsible for forwarding payments and materials directly to the beneficial owner of such Note.

DETAILS FOR SETTLEMENT

          For each offer for Book-Entry Notes accepted by the Issuer, the Presenting Agent shall communicate to the Issuer's Treasury Department prior to 11:00 a.m., New York City time, on the first Business Day after the sale date (or on the sale date if such sale is to be settled within one Business Day), by telephone, telex, facsimile transmission or other acceptable means, the following information (the "Purchase Information"):

          1. Exact name in which the Notes are to be registered ("registered owner").

          2. Exact address of registered owner and, if different, the address for delivery, notices and payment of principal and premium, if any, and interest.

          3.   Taxpayer identification number of registered owner.

          4.   Principal amount of the Notes.

          5.   Stated Maturity of the Notes.

          6. In the case of Fixed Rate Notes, the interest rate of the Notes; in the case of Floating Rate Notes, the interest rate formula, the Spread or Spread Multiplier (if any), the maximum or minimum interest rate limitation (if any), the Calculation Agent, the Calculation Dates, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Index Maturity, the Interest Determination Dates and the Interest Reset Dates, in each case, to the extent applicable with respect to the Notes.

          7.   Redemption and/or repayment provisions, if any, of the Notes.

          8.   Trade date of the Notes.

          9.   Settlement date (Issue Date) of the Notes.

          10. Presenting Agent's commission (to be paid in the form of a discount from the proceeds remitted to the Issuer upon settle-
               ment).

          11.  Price.

          12. Currency or currency unit in which the Notes are to be denominat-ed and exchange rate applicable to purchase Foreign Currency Notes payable in U.S. dollars.

          13.  Any additional applicable terms of the Notes.

          The Issue Date of, and the settlement date for, Book-Entry Notes will be the same. Before accepting any offer to purchase Book-Entry Notes to be settled in less than three Business Days, the Issuer shall verify that the Trustee will have adequate time to prepare and authenticate the Global Notes.

          If the initial interest rate for a Floating Rate Book-Entry Note has not been determined at the time that the foregoing procedure is completed, the procedures described in the following two paragraphs shall be completed as soon as such rate has been determined but no later than 12:00 Noon and 2:00 p.m., as the case may be, on the Business Day before the settlement date.

          Immediately after receiving the details for each offer for Book-Entry Notes from the Presenting Agent and in any event no later than 12:00 Noon on the first Business Day after the sale date (or on the sale date if such sale is to be settled within one Business Day), the Issuer will, after recording the details and any necessary calculations, communicate the Purchase Information by telephone, telex, facsimile transmission or other acceptable means, to the Trustee. Each such instruction given by the Issuer to the Trustee shall constitute a continuing representation and warranty by the Issuer to the Trustee and the Agents that (i) the issuance and delivery of such Notes have been duly and validly authorized by the Issuer and (ii) such Notes, when completed, authenticated and delivered, shall constitute the valid and legally binding obligations of the Issuer.

          Immediately after receiving the Purchase Information from the issuer and in any event no later than 2:00 P.M. on the first Business Day after the sale date (or on the sale date if such sale is to be settled within one Business
Day), the Trustee will assign a CUSIP number to the Global Note representing such Book-Entry Note and will telephone the Issuer and advise the Issuer of such

CUSIP number and, as soon thereafter as practicable, the Issuer shall notify the Agent of such CUSIP number. The Trustee will enter a pending deposit message through DTC's Participant Terminal System, providing the following settlement information to DTC (which shall route such information to Standard & Poor's Corporation) and the relevant Agent:

          1.   The applicable Purchase Information.

          2. Initial Interest Payment Date for each Book-Entry Note, number of days by which such date succeeds the Regular Record Date which shall be the Regular Record Date (as defined in the Note), and, if known, the amount of interest payable on such Interest Payment Date per $1,000 principal amount of Book-Entry Notes.

          3.   Identification as either a Fixed Rate Note or a Floating Rate
               Note.

          4.   CUSIP number of the Global Note representing such Note.

          5. Whether such Global Note will represent any other Book-Entry Note (to the extent known at such time).

          6.   Interest payment periods.

          7. Number of the participant accounts maintained by DTC on behalf of the Trustee and the Agents.

          Standard & Poor's Corporation will use the information received in the pending deposit message to include the amount of any interest payable and certain other information regarding the related Global Note in the appropriate daily or weekly bond reports published by Standard & Poor's Corporation.

SETTLEMENT; GLOBAL NOTE DELIVERY AND CASH PAYMENT

          The Issuer will deliver to the Trustee at the commencement of the program and from time to time thereafter a supply of duly executed Certificated Notes with pre-printed control numbers adequate to implement the program. Upon the receipt of appropriate documentation and instructions from the Issuer in accordance with the applicable Officers' Certificate and verification thereof, the Trustee will cause the Global Note to be completed and authenticated and hold the Global Note for delivery against payment.

          Prior to 10:00 A.M. on the Settlement Date, DTC will credit such Note to the Trustee's participant account at DTC. At or prior to 2:00 P.M. on the Settlement Date, the Trustee will enter an SDFS deliver order through DTC's Participant Terminal System instructing DTC to (i) debit such Note to the Trustee's participant account and credit such Note to the Presenting Agent's participant account and (ii) debit the Presenting Agent's settlement account and credit the Trustee's settlement account for an amount equal to the price of such Note less such Agent's commission (in accordance with SDFS operating procedures in effect on the Settlement Date). The entry of such a deliver order shall constitute a representation and warranty by the Trustee to DTC that (i) the Global Note representing such Note has been executed, delivered and authenticat-ed and (ii) the Trustee is holding such Global Note pursuant to the Medium-Term Note Certificate Agreement between the Trustee and DTC.

          Simultaneously with the giving of such instructions by the Trustee, the Presenting Agent will enter an SDFS deliver order through DTC's Participant Terminal System instructing DTC (i) to debit such Note to such Agent's partici-pant account and credit such Note to the Participant accounts of the Partici-pants with respect to such Note and (ii) to debit the settlement accounts of such Participants and credit the settlement account of such Agent for an amount equal to the price of such Note (in accordance with SDFS operating procedures in effect on the settlement date).

          Transfers of funds are subject to extension in accordance with any extension of Fedwire closing deadlines and in the other events specified in the SDFS operating procedures in effect on the settlement date.

          The Trustee, upon confirming receipt of such funds, will wire transfer the amount transferred to the

Trustee, in funds available for immediate use, for the account of International Paper Company, to account no. 036-1-046469 at The Chase Manhattan Bank, N.A., Manhattan Branch (ABA No. 021000021).

FAILS

          If settlement of a Book-Entry Note is rescheduled or cancelled, the Issuer shall notify the Trustee, and upon receipt of such notice, the Trustee will deliver to DTC, through DTC's Participant Terminal System, a cancellation message to such effect by no later than 2:00 p.m., New York City time, on the Business Day immediately preceding the scheduled settlement date.

          If the Trustee has not entered an SDFS deliver order with respect to a Book-Entry Note, then upon written request (which may be evidenced by telecopy transmission) of the Issuer, the Trustee shall deliver to DTC, through DTC's Participant Terminal System, as soon as practicable, but no later than 2:00 p.m. on any Business Day, a withdrawal message instructing DTC to debit such Note to the Trustee's participant account. DTC will process the withdrawal message, provided that the Trustee's participant account contains a principal amount of the Global Note representing such Note that is at least equal to the principal amount to be debited. If withdrawal messages are processed with respect to all the Book-Entry Notes represented by a Global Note, the Trustee will mark such Global Note "cancelled", make appropriate entries in the Trustee's records and send such cancelled Global Note to the Issuer. The CUSIP number assigned to such Global Note shall, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. If withdrawal messages are processed with respect to one or more, but not all, of the Book-Entry Notes represented by a Global Note, the Trustee will exchange such Global Note for two Global Notes, one of which shall represent such Book-Entry Note or Notes and shall be cancel-led immediately after issuance and the other of which represents the remaining Book-Entry Notes previously represented by the surrendered Global Note and shall bear the CUSIP number of the surrendered Global Note.

          If the purchase price for any Book-Entry Note is not timely paid to the Participants with respect to such Note by the beneficial purchaser thereof (or a person, including an indirect participant in DTC, acting on behalf of such purchaser), such Participants and, in turn, the Presenting Agent may enter an SDFS deliver order through DTC's Participant Terminal System debiting such Note to such Agent's participant account and crediting such Note free to the participant account of the Trustee and shall notify the Trustee and the Issuer thereof. Thereafter, the Trustee, (i) will immediately notify the Issuer, once the Trustee has confirmed that such Note has been credited to its participant account, and the Issuer shall immediately transfer by Fedwire (in immediately available funds) to the Presenting Agent an amount equal to the price of such Note which was previ-ously sent by wire transfer to the account of the Issuer maintained at The Chase Manhattan Bank, N.A., and (ii) the Trustee will deliver the withdrawal message and take the related actions described in the preceding paragraph. Such debits and credits will be made on the settlement date, if possible, and in any event not later than 5:00 pm. on the following Business Day. If the fail shall have occurred for any reason other than failure of the [Presenting] Agent to provide the Purchase Information to the Issuer or to provide a confirmation to the purchaser, the Issuer will reimburse the Presenting Agent on an equitable basis for its loss of the use of funds during the period when the funds were credited to the account of the Issuer.

          Notwithstanding the foregoing, upon any failure to settle with respect to a Book-Entry Note, DTC may take any actions in accordance with its SDFS operating procedures then in effect. In the event of a failure to settle with respect to one or more, but not all, of the Book-Entry Notes to have been represented by a Global Note, the Trustee will provide for the authentication and issuance of a Global Note representing the other Book-Entry Notes to have been represented by such Global Note and will make appropriate entries in its records.